Exhibit 99.1
FOR IMMEDIATE RELEASE
IAVI Begins First Phase II Preventive HIV Vaccine Trial in South Africa to
Test Targeted Genetics’ HIV Vaccine Candidate
Seattle, WA and New York, NY—November 14, 2005 — Targeted Genetics Corporation (NASDAQ: TGEN) and The International AIDS Vaccine Initiative (IAVI) today announced the start of a Phase II trial in South Africa to test the safety and immunogenicity of tgAAC09, a preventive HIV vaccine candidate that is based on HIV subtype C, the subtype of the virus most prevalent in southern and eastern Africa.
This is the first Phase II HIV vaccine trial to be held in South Africa. Candidate vaccines that are proven to be safe in Phase I trials move on to Phase II trials, allowing investigators to test the immune response and acquire more data on safety.
The trial will be conducted in three sites in South Africa: Perinatal HIV Research Unit, Chris Hani Baragwanath Hospital in Soweto with Dr. Eftyhia Vardas as the principal investigator; Desmond Tutu Institute for HIV Research, University of Cape Town, with Dr. Linda-Gail Bekker as the principal investigator; and Medunsa Campus of the University of Limpopo with Professor Anwar Hoosen as the principal investigator. IAVI also plans to test the vaccine in Zambia and Uganda, pending regulatory approval in those countries.
“We are pleased that South Africa has taken a leading role in the testing of vaccine candidates given the medical and humanitarian promise a preventive vaccine holds,” said Dr. Eftyhia Vardas of the Perinatal HIV Research Unit, who is the national protocol chair of the trial.
South Africa approved its first HIV vaccine trials in 2003, including one sponsored by IAVI. In 1999, the government created the South African AIDS Vaccine Initiative (SAAVI) to coordinate the research, development, and the testing of HIV vaccines. SAAVI is the national coordinating body for vaccine research in South Africa, working with both national and international partners.
“Developing an AIDS vaccine for the regions of the world in greatest need will take many more innovative partnerships like this one given the difficult scientific challenges we face,” said Seth Berkley, M.D., CEO and President of IAVI. “Preventive vaccines have ended or helped control the most deadly infectious diseases known to man. Finding a vaccine to stop the spread of the HIV virus must be a global priority.”
“Southern Africa has been devastated by AIDS, and we believe that evaluating tgAAC09 in this region could potentially advance development of this promising vaccine candidate while supporting the global effort to halt the HIV pandemic,” said H. Stewart Parker, President and Chief Executive Officer of Targeted Genetics. “Targeted Genetics and our partners are implementing a multi-faceted clinical trials program for tgAAC09 that is designed to generate robust data in a rapid and rigorous manner. We are pleased to be working with IAVI and SAAVI in the fight against HIV/AIDS.”
About the Vaccine Candidate
The vaccine candidate, tgAAC09, utilizes a recombinant adeno-associated viral vector (rAAV) that was developed with and manufactured by Targeted Genetics Corporation, based in Seattle, Washington, USA. Under the terms of a public-private collaboration, IAVI is funding development, pre-clinical, and clinical studies to test the vaccine. The Phase II trial follows positive safety data received from the Phase I trial conducted over the past two years in Belgium, Germany, and India where volunteers received a lower-dose range.
Targeted Genetics’ AAV development process is based on a cell line which was designed by Philip R. Johnson, MD., at the Children’s Research Institute on the campus of Children’s Hospital, in Columbus, Ohio, USA. Dr. Johnson is now Chief Scientific Officer at the Children’s Hospital of Philadelphia, Pennsylvania, USA.
About the Trial
The trial should take about 18 months to complete and will enroll 78 volunteers in total — men and women — who are in good health. tgAAC09 is designed to elicit two different types of immune responses, an antibody response and a cell mediated response. The vaccine consists of an artificially made copy of the HIV virus and cannot cause HIV infection or AIDS.
IAVI estimates that there are 30 preventive HIV vaccine candidates in human trials on six continents.
About IAVI
The International AIDS Vaccine Initiative (IAVI) is a global not-for-profit organization working to accelerate the development of a vaccine to prevent HIV infection and AIDS. Founded in 1996 and operational in 23 countries, IAVI and its network of collaborators research and develop vaccine candidates. IAVI also advocates for a vaccine to be a global priority and works to assure that a future vaccine will be accessible to all who need it. IAVI’s financial and in-kind supporters include the Bill & Melinda Gates Foundation, the Rockefeller Foundation, Alfred P. Sloan and Starr Foundations; the Governments of Canada, Denmark, the European Union, Ireland, the Netherlands, Norway, Sweden, the United Kingdom, the United States and the Basque Country; multilateral organizations such as the World Bank; corporate donors including BD (Becton, Dickinson & Co.), Continental Airlines and DHL; leading AIDS charities such as

Crusaid, Deutsche AIDS Stiftung, and the Until There’s A Cure Foundation; and other private donors such as the Phoebe W. Haas Charitable Trust B. For more information, see www.iavi.org.
About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development and commercialization of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. We use our considerable knowledge and capabilities in the development and manufacturing of gene delivery technologies to advance a diverse product development pipeline. Our product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure, Huntington’s disease and hyperlipidemia. To learn more about Targeted Genetics, visit our website at: www.targetedgenetics.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding our regulatory filings, research programs, clinical trials, product development and potential related to tgAAC09. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, our ability to recruit and enroll suitable trial participants, the timing, nature and results of our research and our clinical trials, our ability to raise capital when needed, our ability to obtain and maintain regulatory or institutional approvals, and, our ability to protect our intellectual property, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.
Investor and Media Contacts:
Stacie D. Byars, Targeted Genetics, Seattle, + 206 521 7392 stacie.byars@targen.com
Gracelle Gerber IAVI, Johannesburg, + 27 11 504 4001/ +27 83 272 6373 gracelle@bairds.co.za
Ellena Friedman, IAVI, New York, + 212 847 1090/ +646 755 1973 efriedman@iavi.org

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